EXHIBIT 10.13


February 23, 1999

Mr. Ronald A. Matricaria
[ADDRESS OMITTED]


Dear Ron:

This letter will set forth our agreement with respect to our mutual rights and responsibilities from and after May 5, 1999, in connection with your transition to the position and duties of Chairman of the Board of St. Jude Medical, Inc. (the Company). You and the Company entered into a letter agreement dated November 8, 1996, governing your employment as President, Chief Executive Officer and Chairman for the period through July 16, 2001. That Agreement shall continue in full force and effect, except as modified herein, until July 16, 2001. You have also entered into the 1998 Restated Employment Agreement dated September 4, 1998 and a Supplemental Employment Agreement dated July 16, 1996, both of which apply in the event of a change in control of the Company (as defined in those agreements) and those agreements shall continue in full force and effect through July 16, 2001. A copy of those agreements is appended to this letter for your reference.

During the period May 5, 1999 through August 1, 2000, you shall continue to be employed by the Company in accordance with your employment letter dated November 8, 1996, modified as follows:

1. EMPLOYMENT: Your sole duties and responsibilities will be that of Chairman of the Board of Directors of St. Jude Medical, Inc. As such, you shall no longer be President or Chief Executive Officer nor responsible for directing the management and operations of the Company. Rather, you shall continue to perform the duties of Board Chairman and Director, which shall include regular interaction with your successor as President and Chief Executive Officer, maintaining relationships with customers in the medical community, serving as the Company's representative on the HIMA Board, and providing interaction with the Cardiac Rhythm Management Division as appropriate.

2. SALARY: As full compensation for your services as Chairman, the Company will pay you, effective May 5, 1999, a salary at a rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum, payable in bi-weekly installments.

3. BONUS: As of May 5, 1999, you shall no longer be eligible to earn a bonus on your compensation under the Company's annual bonus plans. However, you will continue to be entitled to earn a bonus for the period prior to May 5, 1999, as provided in the November 8, 1996 agreement equal to 4/12 of the annual bonus amount based on your annual base salary in effect prior to May 5, 1999. For the period May 5, 1999 to August 1, 2000, you shall earn each quarter a guaranteed bonus equal to 100% of your base salary each quarter, which shall be payable on the last day of the calendar quarter.

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Mr. Ronald A. Matricaria
February 23, 1999
Page 2


4. FRINGE BENEFITS: In addition to fringe benefits currently provided, the Company shall pay up to Two Thousand Dollars ($2,000) per month to provide you with office space at a suitable off-site location.

         By executing this letter, you consent to the change in your principal duties, responsibilities and to the other modifications described in this letter and agree that such changes will not constitute "good reason" as defined under the terms of your November 8, 1996 agreement. However, this definition shall continue to apply in the event that the Company, without your written consent, takes any action not provided in this letter subsequent to the date hereof, which would constitute "good reason."

         Effective August 1, 2000, you shall cease to be an employee of the Company, and your base salary, perquisites and all pension, welfare and fringe benefits (including your use of the Company airplane), other than the split dollar agreement, provided to you as an employee shall thereupon cease. Thereafter, you agree to continue to serve as Chairman of the Board at the pleasure of the Board (but for a period of not less than 12 months until August 1, 2001) and for such services the Company shall pay you an annual fee of Three Hundred Seventy Five Thousand Dollars ($375,000) payable in monthly installments. During that time, you shall be entitled to any and all benefits provided to Directors of the Company, or as otherwise required by law. You shall be responsible for all taxes on such fees.

         We trust that this Agreement sets forth your understanding of your duties and benefits in your transition to Chairman. This agreement is executed on behalf of St. Jude by an Executive Officer who has the authority and approval of the Board as set forth below. Please sign this letter where indicated below and return a copy to me.

Sincerely,

ST. JUDE MEDICAL, INC.



/s/ JOHN P. BERDUSCO
By: John P. Berdusco

Its: Vice President, Administration

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Mr. Ronald A. Matricaria
February 23, 1999
Page 3


On behalf of the Board of Directors


By: /s/ THG
    Thomas H. Garrett, III, Director



Accepted and agreed to by:


/s/ RONALD A. MATRICARIA
Ronald A. Matricaria